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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Sirius Satellite Radio Inc. for the registration of up to $500,000,000 in debt securities, preferred stock, common stock and warrants and to the incorporation by reference therein of our report dated February 7, 2003, except for Note 2 as to which the date is March 17, 2003, with respect to the consolidated financial statements of Sirius Satellite Radio Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

                                                          /s/ Ernst & Young LLP

New York, New York
August 29, 2003